EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MELA SCIENCES, INC.

MELA Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),
DOES HEREBY CERTIFY THAT:
FIRST:  The Board of Directors (the "Board") of MELA Sciences, Inc. (the "Corporation") duly adopted the following resolution setting forth a proposed amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended.  The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article I of the Corporation's Fifth Amended and Restated Certificate of Incorporation, as amended (the "Charter"), is hereby amended and restated to provide as follows (the "Charter Amendment"):
"The name of the Corporation is Strata Skin Sciences, Inc."
SECOND: The Charter Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
THIRD:  The Charter Amendment shall be effective as of January 5, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 31st day of December, 2015.
MELA SCIENCES, INC.

By:/s/ Michael R. Stewart
Name: Michael R. Stewart
Title:   President and Chief Executive Officer